The Murdock Group Realizing Phase Two Restructuring Results
December 06, 2000 4:33:00 PM ET

SALT LAKE CITY, Dec. 6 /PRNewswire/ -- The Murdock Group Holding Corporation (OTC Bulletin Board: TMGS), announced today that its second phase of restructuring is on track with expectations. The company announced its restructuring plans in September 2000. In October the company realized significant benefit from its aggressive efforts to decrease debt and restructure operations. As outlined in the company's recent quarterly report this resulted in the reduction of over $4,000,000 in debt in October with the completion of phase one of the restructuring. The company estimates that these interest and operations expense reductions resulted in annual cost savings of approximately $2,200,000.

The second phase of restructuring commenced in November. The company estimated that during this phase it would reduce liabilities by approximately $6,000,000 and realize additional annual cost savings of approximately $1,600,000. The company has announced that phase two has been completed with liability reductions coming from a combination of real estate portfolio sales, debt-to-equity conversions into common stock, and additional paid in capital by shareholders. Details will be released shortly followed by an outline of the anticipated results of its phase three of the debt reduction plan now underway.

"Our five-phase plan to strengthen the company's financial condition by drastic debt reduction, cash flow acquisitions and expense reduction is continuing on schedule," stated KC Holmes, CEO. "We will continue to focus on growth in our core competency areas and to find ways to control costs, thereby creating value for our shareholders." About The Murdock Group Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects. Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by The Murdock Group with the Securities and Exchange Commission.

(C) 2000 PRNewswire